Exhibit 99.1

Lesaka Appoints Venessa Naidoo, Proven Finance and Technology Leader, as a Board member

Johannesburg, July 6, 2023 - Lesaka Technologies, Inc. ("Lesaka" or the "Company") (NasdaqGS: LSAK; JSE: LSK) today announced that it has appointed Ms. Venessa Naidoo as an independent non-employee director to its Board as of July 1, 2023. Ms. Naidoo has been appointed as a member of the Company's Audit Committee.

Ms. Naidoo brings a wealth of experience in finance, launching new technologies, managing rapid international growth, restructures, operating in emerging market economies and currencies, and delivering success in highly competitive environments. She is an experienced  non-executive director and currently serves on the boards of both OUTsurance, a leading South African insurance company, and RFG Holdings Limited in South Africa.

Ms. Naidoo is a Chartered Accountant (SA) and has completed the Harvard Business School and University of the Witwatersrand Senior Executive Programme.

"I would like to extend a warm welcome to Venessa as she joins our company," said Lesaka Chairman Mr. Kuben Pillay. "Ms. Naidoo is the consummate professional with many years of leadership experience with companies extending into Africa and internationally. Apart from her financial reporting, technical and leadership skills, her experience in the ever-evolving environmental, social and governance considerations will add immense value to Lesaka."

About Lesaka (www.lesakatech.com)

Lesaka Technologies, (Lesaka™) is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending, and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later rebranded to Lesaka (2022), with the acquisition of Connect. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for South Africa's merchant and consumer markets.

Lesaka has a primary listing on NASDAQ (NasdaqGS: LSAK) and a secondary listing on the Johannesburg Stock Exchange (JSE: LSK). Visit www.lesakatech.com for additional information about Lesaka Technologies (Lesaka ™).

Investor Relations and Media Relations Contact:

Phillipe Welthagen

Email: phillipe.welthagen@lesakatech.com

Mobile: +27 84 512 5393

FNK IR:

Rob Fink / Matt Chesler, CFA

Email: lsak@fnkir.com